NEWS RELEASE

For further information, please contact:
Christine Coleman Vice President, Marketing Director 484-359-3218 ccoleman@dnbfirst.com	FOR IMMEDIATE RELEASE

DOWNINGTOWN, Pennsylvania – November 30, 2004 – DNB Financial Corporation, parent company of DNB First, National Association (formerly Downingtown National Bank), announced Thomas M. Miller has been named Executive Vice President and Chief Lending Officer.

Tom Miller brings with him 25 years of related banking and financial experience. Most recently, he served as Managing Director and Executive Vice President of Millennium Bank in Malvern from its inception. Previously, Mr. Miller spent eighteen years with Meridian Bank and CoreStates Bank, NA following its acquisition of Meridian.

“Tom brings with him an extensive background in commercial and asset based lending, private banking and commercial real estate lending as well as credit administration and loan workout,” said Henry F. Thorne, President and CEO of DNB First. “We are very excited to have him on our dynamic team of professionals.”

Tom graduated from Widener University with a degree in Economics and Management and has an MBA in Finance from St. Joseph’s University. He resides with his family in Spring City.

DNB First, National Association, a subsidiary of DNB Financial Corporation, a $433 million community bank headquartered in Chester County, Pennsylvania, is the oldest independent bank in the county with nine full service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. For more information, go to www.dnbfirst.com.

4 Brandywine Avenue • Downingtown, PA 19335-0904 • (610) 269-1040